Exhibit 23.2

Consent of Independent Auditors

We consent to the incorporation by reference in the Post Amendment No. 1 to the following Registration Statements:

(1)	Registration Statement (Form S-8 No. 333-224548) pertaining to the Orthofix Medical Inc. (formerly Orthofix International N.V.) Inducement Plan for Spinal Kinetics Employees,

(2)	Registration Statement (Form S-8 No. 333-206098) pertaining to the Orthofix Medical Inc. (formerly Orthofix International N.V.) 2012 Long-Term Incentive Plan,

(3)

Registration Statement (Form S-8 No. 333-195797) pertaining to the Inducement Grant Non-Qualified Stock Option Agreement between Orthofix Medical Inc. (formerly Orthofix International N.V.) and Bradley R. Mason, the Inducement Grant Non-Qualified Stock Option Agreement between Orthofix Medical Inc. (formerly Orthofix International N.V.) and Mark A. Heggestad and the Inducement Grant Restricted Stock Agreement between Orthofix Medical Inc. (formerly Orthofix International N.V.) and Mark A. Heggestad,

(4)	Registration Statement (Form S-8 No. 333-172697) pertaining to the Orthofix Medical Inc. (formerly Orthofix International N.V.) Amended and Restated Stock Purchase Plan, and

(5)

Registration Statement (Form S-8 No. 333-153389) pertaining to the Orthofix Medical Inc. (formerly Orthofix International N.V.) Amended and Restated 2004 Long-Term Incentive Plan and the Orthofix Medical Inc. (formerly Orthofix International N.V.) Amended and Restated Stock Purchase Plan;

of our report dated April 30, 2018, with respect to the consolidated financial statements of Spinal Kinetics, Inc. and its subsidiaries for the year ended December 31, 2017, included in Orthofix Medical Inc.’s (formerly Orthofix International N.V.) Current Report (Form 8-K) filed with the Securities and Exchange Commission on May 15, 2018.

/s/ Ernst & Young LLP

Dallas, Texas

August 1, 2018